FOR IMMEDIATE RELEASE
April 29, 2010

For further information contact:
Craig Montanaro
President & Chief Operating Officer
Kearny Financial Corp.
(973) 244-4510

KEARNY FINANCIAL CORP.
REPORTS THIRD QUARTER 2010 OPERATING RESULTS

Fairfield, New Jersey, April 29, 2010 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Federal Savings Bank (the “Bank”), today reported net income for the quarter ended March 31, 2010 of $1,864,000, or $0.03 per diluted share.

The results represent an increase of $23,000 compared to net income of $1,841,000, or $0.03 per diluted share, for the quarter ended December 31, 2009. The increase in net income between linked quarters was primarily attributable to an increase in net interest income which was partially offset by increases in both the provision for loan loss and noninterest expense.  In total, these factors resulted in an overall increase in pre-tax income and the provision for income taxes.

Net income for the quarter ended March 31, 2010 represented an increase of $560,000 compared to net income of $1,304,000, or $0.02 per diluted share, for the year ago quarter ended March 31, 2009.  The increase in year-over-year quarterly net income also reflected an increase in net interest income which was partially offset by increases in the provision for loan loss and noninterest expense.  However, the year-over-year increase in quarterly net income also reflected lower impairment losses on investment securities.  In total, these factors resulted in an overall increase in pre-tax income and the provision for income taxes.

For the nine months ended March 31, 2010, the Company reported net income of $4,800,000 or $0.07 per diluted share representing a decrease of $478,000 compared to net income of $5,278,000 or $0.08 per diluted share for the nine months ended March 31, 2009.  The decrease in net income reflected increases in the provision for loan loss and noninterest expense that more than offset an increase in net interest income and lower impairment losses on investment securities during the more recent period.

Kearny Federal Savings Bank operates from its administrative headquarters in Fairfield, New Jersey, and 27 retail branch offices located in Bergen, Hudson, Passaic, Morris, Middlesex, Essex, Union and Ocean Counties, New Jersey.  At March 31, 2010, Kearny Financial Corp. had total assets of $2.25 billion which included net loans receivable of $1.00 billion and total investment securities, including mortgage-backed and non-mortgage-backed securities, of $982.4 million.  As of that same date, deposits and borrowings totaled $1.54 billion and $210.0 million, respectively, while stockholders’ equity totaled $482.0 million or 21.4% of total assets.

The following is an overview of the Company’s financial results for the quarter ended March 31, 2010:

Net Interest Income

Net interest income during the quarter ended March 31, 2010 was $14.8 million, an increase of $374,000 compared to net interest income of $14.4 million during the quarter ended December 31, 2009 and an increase of $1.3 million compared to net interest income of $13.5 million during the quarter ended March 31, 2009.  The Company’s net interest margin increased by one basis point to 2.92% for the quarter ended March 31, 2010 from 2.91% during the prior linked quarter ended December 31, 2009.  The net interest margin increased nine basis points from 2.83% for the same quarter one year earlier ended March 31, 2009.

The increase in net interest income between linked quarters resulted from a decrease in interest expense that outpaced a concurrent decrease in interest income.  The decrease in interest expense was primarily attributable to continued downward repricing of the Bank’s certificates of deposit coupled with less noteworthy declines in the cost of non-maturity deposits.  The beneficial effect on net interest income from the declines in the cost of interest-bearing deposits outweighed the offsetting effect of the overall increase in their average balances between comparative periods.

The concurrent decrease in interest income between linked quarters was primarily attributable to declines in the average balance of loans and mortgage-backed securities that was partially offset by an increase in the average balance of comparatively lower yielding non-mortgage-backed securities.  The decline in interest income was exacerbated by overall declines in the average yields on both the mortgage-backed and non-mortgage-backed securities portfolios while the average yield on loans increased nominally between the linked quarters.  The detrimental effect on net interest income attributable to these factors outweighed the offsetting enhancement to net interest income arising from an overall increase in the average balance of interest-earning assets during the more recent comparative period.

Similar to the linked quarter comparison above, the increase in net interest income between the year-over-year quarters ended March 31, 2010 and March 31, 2009 resulted from a decrease in interest expense that outpaced a concurrent decrease in interest income.  The decreases in interest expense and interest income were generally attributable to the same factors noted in the linked period comparison.  That is, the decline in interest expense reflected the offsetting effects of the decline in the average cost of all categories of interest-bearing deposits partially offset by the increases in each of their respective average balances between comparative periods.  Similarly, the reduction in interest income reflected a decline in the average balance of loans that was partially offset by increases in the average balance of comparatively lower yielding non-mortgage-backed securities and other interest-earning assets.  The reduction in interest income was also exacerbated by the overall declines in the average yields on both the mortgage-backed and non-mortgage-backed securities portfolios while the average yield on loans remained relatively stable between comparative periods.  As above, the detrimental effect on net interest income attributable to these factors outweighed the offsetting enhancements to net interest income arising from an overall increase in the average balance of interest-earning assets during the more recent comparative period.

More specifically, total interest income decreased $371,000 to $23.3 million during the quarter ended March 31, 2010 compared to $23.7 million during the quarter ended December 31, 2009 while decreasing $964,000 compared to $24.2 million during the quarter ended March 31, 2009.

Interest income from loans decreased $289,000 to $14.5 million during the quarter ended March 31, 2010 compared to $14.7 million during the quarter ended December 31, 2009.  By comparison, interest income on loans decreased $777,000 during the quarter ended March 31, 2010 compared to $15.2 million during the quarter ended March 31, 2009.  The decrease in interest income on loans between both sets of comparative periods primarily resulted from decreases in their average balance while changes in their average yield were nominal.  During the quarter ended March 31, 2010, average loans receivable were $1.02 billion with an average yield of 5.67%.  By comparison, during the quarters ended December 31, 2009 and March 31, 2009, average loans receivable were $1.04 billion and $1.07 billion, respectively, with average yields of 5.65% and 5.68%, respectively.

The Bank continued to experience a reduction in the aggregate outstanding balance of residential first mortgages, home equity loans and home equity lines of credit, whose combined average outstanding balances declined $25.3 million to $777.1 million between the quarters ended December 31, 2009 and March 31, 2010 due primarily to continuing depressed residential loan demand.  By contrast, the average balances of commercial loans, including non-residential mortgages, multi-family mortgages and commercial business loans increased by $214,000 in aggregate to $221.3 million over the same period.

Interest income from mortgage-backed securities decreased $614,000 to $7.5 million during the quarter ended March 31, 2010 from $8.1 million during the quarter ended December 31, 2009 while decreasing $1.1 million from $8.6 million during the quarter ended March 31, 2009.  The decline in interest income between linked periods was attributable to decreases in both the average balance and average yield of mortgage-backed securities between comparative periods.  By contrast, the decline in interest income between the year-over-year comparative quarters resulted from a decrease in the average yield of mortgage-backed securities that was partially offset by an increase in their average balance.  During the quarter ended March 31, 2010, average mortgage-backed securities, excluding net unrealized gains, were $689.1 million with an average yield of 4.34%.  By comparison, during the quarters ended December 31, 2009 and March 31, 2009, the average balances of mortgage-backed securities were $706.1 million and $685.3 million, respectively, with average yields of 4.58% and 5.02%, respectively.

The average yield on mortgage-backed securities has been decreasing due primarily to the repayment of higher coupon mortgage loans in the pools underlying the securities coupled with the effect of the Company reinvesting incoming cash flows into securities whose comparatively lower yields reflect the overall decline in market interest rates.  The effect on yield attributable to principal repayments was exacerbated during the quarter ended March 31, 2010 due to the accelerated repurchase of delinquent loans out of the underlying pools by the federal agencies guaranteeing payments on those securities.  Based upon the announcements of the Federal Home Loan Mortgage Corporation (“FHLMC”) and the Federal National Mortgage Association (“FNMA”), the accelerated repurchase of delinquent loans by the agencies is expected to continue into the quarter ending June 30, 2010.

Interest income from non-mortgage-backed securities increased $531,000 to $1.1 million during the quarter ended March 31, 2010 compared to $612,000 during the quarter ended December 31, 2009 and increased $900,000 from $243,000 during the quarter ended March 31, 2009.  The increase in interest income between both sets of comparative periods resulted from an increase in the average balance of non-mortgage-backed securities which was partially offset by declines in their average yields.  During the quarter ended March 31, 2010, average non-mortgage-backed securities totaled $160.1 million with an average yield of 2.86%.  By comparison, during the quarters ended December 31, 2009 and March 31, 2009, the average balances of non-mortgage-backed securities totaled $71.6 million and $31.9 million, respectively, with average yields of 3.42% and 3.04%, respectively.

Interest income from other interest-earning assets, comprised primarily of interest-earning cash and cash equivalents, increased $1,000 to $216,000 during the quarter ended March 31, 2010 compared to $215,000 during the quarter ended December 31, 2009 and increased $42,000 from $174,000 for the quarter ended March 31, 2009.  The nominal increase in interest income between the linked periods resulted from an increase in the average yield of other interest-earning assets that was partially offset by a decline in their average balance.  By comparison, the increase in interest income between the year-over-year comparative quarters resulted from an increase in the average balance of other interest-earning assets that was partially offset by a decline in their average yield.  During the quarter ended March 31, 2010, the average balance of other interest-earning assets totaled $155.0 million with an average yield of 0.56%.  By comparison, during the quarters ended December 31, 2009 and March 31, 2009, the average balances of other interest-earning assets totaled $159.8 million and $117.3 million, respectively, with average yields of 0.54% and 0.60%, respectively.

Total interest expense decreased $745,000 to $8.5 million during the quarter ended March 31, 2010 compared to $9.3 million during the quarter ended December 31, 2009 while decreasing $2.3 million compared to $10.8 million during the quarter ended March 31, 2009.

Interest expense attributed to deposits decreased $700,000 to $6.5 million during the quarter ended March 31, 2010 from $7.2 million during the quarter ended December 31, 2009 and decreased $2.2 million compared to $8.7 million during the quarter ended March 31, 2009.  The decline in interest expense between both sets of comparative quarters resulted from decreases in the average cost of interest-bearing deposits, partially offset by comparative increases in their average balances.  Despite continuing to adhere to a disciplined deposit pricing policy during the reporting period, the Bank continued to experience deposit inflows during that time.  During the quarter ended March 31, 2010, average interest-bearing deposits were $1.46 billion with an average cost of 1.78%.  By comparison, during the quarters ended December 31, 2009 and March 31, 2009, average interest-bearing deposits were $1.42 billion and $1.33 billion, respectively, with average costs of 2.02% and 2.60%, respectively.  The decrease in the cost of deposits over the comparative quarters was attributed primarily to decreases in the average cost of certificates of deposit, which decreased to 2.19% during the current quarter compared to 2.53% during the linked quarter and 3.34% during the same quarter one year earlier.

Finally, interest expense attributed to Federal Home Loan Bank (“FHLB”) advances decreased $45,000 to $2.0 million during the quarter ended March 31, 2010 from $2.1 million during the quarter ended December 31, 2009 and decreased $61,000 compared to $2.1 million during the quarter ended March 31, 2009.  During both quarters ended March 31, 2010 and December 31, 2009, the average balance of FHLB advances was $210.0 million with average costs of 3.87% and 3.95%, respectively.  By comparison, during the quarter ended March 31, 2009, average advances were $214.6 million with an average cost of 3.90%.

Provision for Loan Losses

The provision for loan losses totaled $891,000 during the quarter ended March 31, 2010 compared to provisions of $605,000 for the linked quarter ended December 31, 2009 and $208,000 for the prior year quarter ended March 31, 2009.  The provision in the current period reflected required net increases to the allowance for additional estimated specific losses on several impaired mortgage loans on residential and commercial properties located in New Jersey.  All 1-4 family residential mortgage loans with specific losses identified during the quarter were originated by Countrywide Home Loans, Inc. (“Countrywide”) and purchased by the Bank during prior years.  Specific loss provisions on commercial loans were attributable to two multi-family loan participations originally acquired through the Thrift Institutions Community Investment Corporation of New Jersey (“TICIC”), a subsidiary of the New Jersey Bankers Association.  The provision also reflected changes to balances of general valuation allowances attributable to the application of historical and environmental loss factors to the remaining non-impaired portion of the loan portfolio in accordance with the Company’s allowance for loan loss calculation methodology.  Further discussion of the allowance for loan losses is presented in the Loans and Credit Quality section below.

Noninterest Income

Noninterest income attributed to fees, service charges and miscellaneous income, including real estate owned (“REO”) operations, decreased $7,000 to $563,000 during the quarter ended March 31, 2010 from $570,000 during the quarter ended December 31, 2009 while decreasing $25,000 from $588,000 during the quarter ended March 31, 2009.  The decrease in noninterest income between both sets of comparative quarters was largely attributable to declines in deposit and branch-related fees and charges.  However, the year-over-year reductions in those same categories were exacerbated by comparative declines in income from the Bank’s official check clearing agent.  The clearing agent is no longer able to compensate its clients at a meaningful level for use of the float on official checks due to significant losses and reduced yields in its investment securities portfolio.  The year-over-year decline in noninterest income also reflects net REO expenses recorded during the current quarter with no such expenses recognized during the earlier comparative quarter.

Net losses on investment securities recorded against noninterest income during the quarter ended March 31, 2010 totaled $53,000 and were attributable to a non-cash, pre-tax charge to earnings resulting from additional credit-related other-than-temporary impairment in the value of certain non-agency collateralized mortgage obligations in the Bank’s held to maturity securities portfolio.  These securities were originally acquired upon the in-kind redemption of the Bank’s interest in the AMF Ultra Short Mortgage Fund (“AMF Fund”) during the quarter ended September 30, 2008.  During the prior linked quarter ended December 31, 2009, the Company recorded net losses attributable to additional credit-related other-than-temporary impairments of value totaling $55,000 attributable to these same securities.  By comparison, other-than-temporary impairment losses on these same securities totaling $570,000 were recorded during the quarter ended March 31, 2009.

Noninterest Expense

Noninterest expense was generally unchanged at $11.2 million for each of the linked quarters ended March 31, 2010 and December 31, 2009 with such expenses increasing only $26,000 during the more recent comparative quarter.  By comparison, noninterest expense increased $243,000 during the quarter ended March 31, 2010 compared to $11.0 million during the quarter ended March 31, 2009.

The increase in noninterest expense between linked quarters was largely attributable to increases in employee compensation-related expense and premises occupancy expense.  Increases in compensation-related expenses reflected increases in wages and salaries and medical benefits costs that went into effect at the beginning of the 2010 calendar year while increases in premises occupancy expense were largely attributable to weather-related property and facility maintenance costs.  Such increases were substantially offset by decreases in a number of other noninterest expense categories including equipment and systems, advertising and FDIC insurance expenses as well as declines in a variety of general and administrative expenses.

  The year-over-year increase in quarterly noninterest expense was also attributable, in large part, to increases in employee compensation-related expense as well as an increase in advertising and marketing expense.  The increase in compensation-related expenses were largely attributable to the same factors contributing to the linked quarter increase discussed above.  The year-over-year increase in advertising and marketing expense reflects increased print media advertising during the more recent comparative quarter in support of new deposit-related product and services initiatives.  The increase also reflects prior adjustments to expense accruals which reduced advertising and marketing-related expense during the earlier comparative period.  Such increases were partially offset by declines in equipment and systems expense as well as declines in a variety of general and administrative expenses.  Declines in equipment and systems expense reflect nonrecurring service provider charges during the earlier comparative period attributable to the implementation of certain deposit-related products and services.

Provision for Income Taxes

The provision for income taxes was generally unchanged at $1.3 million for each of the linked quarters ended March 31, 2010 and December 31, 2009 with such expense increasing only $34,000 during the more recent comparative quarter.  By comparison, the provision for income taxes increased $296,000 during the quarter ended March 31, 2010 compared to $1.0 million during the quarter ended March 31, 2009  The change in income taxes between both sets of comparative quarters was primarily attributable to increases in pre-tax income.  The Company’s effective tax rates during the quarters ended March 31, 2010, December 31, 2009, and March 31, 2009 were 41.5%, 41.2% and 44.1%, respectively.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of interest-earning deposits in other banks, decreased $95.8 million to $106.7 million at March 31, 2010 from $202.5 million at December 31, 2009.  The decline in short term, liquid assets was largely attributable to the continued reinvestment of a portion of the Company’s excess liquidity into investment securities.  Such excess liquidity has generally resulted from the combined effects of deposit growth coupled with net reductions in the loan and mortgage-backed securities portfolio as asset repayments outpaced new originations and purchases.

In accordance with the overall goals of its strategic business plan, the Company had deferred the reinvestment of a portion of the incoming cash flows during recent quarters resulting in comparatively higher average balances of short term, liquid assets held as a funding source for future loan originations.  While the long term strategic goal remains in place, the Company’s loan origination volume has generally declined during fiscal 2010 compared to the prior year due, in part, to the significant economic challenges and declining real estate values that characterize the current lending marketplace.  As a result, the Company continues to face the risk to near term earnings resulting from maintaining comparatively higher average balances of cash and cash equivalents whose yields reflect historically low short-term market interest rates.

In recognition of the growing opportunity cost to near term earnings resulting from the accumulation of short term, liquid assets, management reinvested a portion of the Company’s excess liquidity into non-mortgage-backed securities of relatively short duration during the quarter ended March 31, 2010.

Coupled with the related activity from the prior quarters of fiscal 2010, the balance of the Company’s cash and cash equivalents has decreased approximately $104.8 million from $211.5 million at the end of the prior year ended June 30, 2009.

Loans and Credit Quality

Loans receivable, excluding deferred fees and costs and the allowance for loan losses, decreased $19.8 million to $1.01 billion at March 31, 2010 from $1.03 billion at December 31, 2009.  The reductions in the loan portfolio continue to reflect diminished loan demand from qualified borrowers coupled with aggressive pricing in the marketplace for certain loan products.  These factors impacted the Company’s one-to-four family mortgage loan portfolio, in particular, which declined $16.6 million to $768.7 million at March 31, 2010 from $785.2 million at December 31, 2009.  Aggregate declines in the outstanding balance of the remaining loan categories, including commercial real estate, construction, business and consumer loans, totaled $3.2 million.  Loan originations for the three months ended March

31, 2010 increased by $11.7 million to $43.0 million from $31.3 million for the quarter ended December 31, 2009.  Loans purchased from other originators totaled $2.4 million for the quarter ended March 31, 2010 while no loans were purchased from other originators during the linked quarter ended December 31, 2009.

Coupled with the related activity from the prior quarters of fiscal 2010, the balance of the Company’s loans receivable, excluding deferred fees and costs and the allowance for loan losses, has decreased approximately $36.1 million from $1.04 billion at the end of the prior year ended June 30, 2009.

At March 31, 2010, non-performing assets totaled $19.0 million or 0.84% of total assets and comprised 55 nonperforming loans totaling $18.6 million, or 1.84% of total loans, plus three REO properties totaling $390,000.  By comparison, at December 31, 2009 non-performing assets totaled $19.8 million or 0.90% of total assets and comprised 51 nonperforming loans totaling $19.4 million, or 1.88% of total loans, plus three REO properties totaling $390,000.

Loans reported as nonperforming at March 31, 2010, include 28 mortgage loans totaling $12.1 million on residential properties located in New Jersey originally acquired from Countrywide.  At March 31, 2010, the Bank owned a total of 177 residential mortgage loans with an aggregate outstanding balance of $88.4 million that were originally acquired from Countrywide and continue to be serviced by their acquirer, Bank of America through its subsidiary, BAC Home Loans Servicing, LP.  Of these loans, an additional eight loans totaling $4.5 million are 30-89 days past due and are in various stages of collection.

Coupled with the related activity from the prior quarters of fiscal 2010, the balance of the Company’s nonperforming assets has increased approximately $5.7 million from $13.3 million or 0.62% of total assets at the end of the prior year ended June 30, 2009.

Charge offs, net of recoveries, against the allowance for loan loss during the current quarter ended March 31, 2010 resulted in net recoveries totaling $34,000.  The net recoveries for the quarter includes the full recovery of a prior charge off totaling $42,000 that had resulted from the Bank previously accepting a short payoff on a commercial mortgage loan.  The allowance for loan losses as a percentage of total loans outstanding was 0.82% at March 31, 2010 compared with 0.72% at December 31, 2009 reflecting total allowances of $8.3 million and $7.4 million, respectively, at the close of each quarter.

Coupled with the related activity from the prior quarters of fiscal 2010, the balance of the Company’s allowance for loan losses has increased by $1.9 million from $6.4 million or 0.62% of total loans at June 30, 2009.

Securities and Mortgage-backed Securities

Mortgage-backed securities available for sale, all of which are government agency pass-through certificates, decreased $33.1 million to $684.5 million at March 31, 2010 from $717.7 million at December 31, 2009.  The net decrease primarily resulted from continued principal repayments totaling approximately $37.0 million.  The decrease was partially offset by an increase in the unrealized gain within the portfolio of $321,000 to $21.3 million at March 31, 2010 as well as purchases of mortgage-backed securities during the quarter totaling $3.9 million.  All such purchases represent issues eligible to meet the Community Reinvestment Act investment test.  Based on its evaluation, management concluded that no other-than-temporary impairment was present within this segment of the investment portfolio at March 31, 2010.

Mortgage-backed securities held to maturity decreased $214,000 to $3.5 million at March 31, 2010 from $3.7 million at December 31, 2009.  The reduction was primarily attributable to principal repayments along with adjustments for other-than-temporary impairments in the value of certain non-agency collateralized mortgage obligations in the portfolio.  Such adjustments reflect newly identified other-than-temporary impairments net of the accretion of previously recognized impairments.  At March 31, 2010, an analysis of the non-agency collateralized mortgage obligations resulted in the conclusion that securities having an aggregate amortized cost, adjusted for prior impairment charges, of $289,000 were other-than-temporarily impaired by an additional $86,000.  Of this impairment, $53,000 was determined to be credit-related, and therefore recognized through earnings, while $33,000 was determined to be noncredit-related and therefore recognized through other comprehensive income.  At March 31, 2010, the Company’s non-agency collateralized mortgage obligations have a total book value, net of other-than-temporary impairment charges, of $1.9 million and a total fair value of $1.7 million with the difference attributed to temporary impairments of value.  The remainder of the held to maturity mortgage-backed securities portfolio is comprised of government agency mortgage pass-through securities and collateralized mortgage obligations that were not other-than-temporarily impaired based upon management’s evaluation at March 31, 2010.

Coupled with the related activity from the prior quarters of fiscal 2010, the combined balances of the Company’s mortgage-backed securities portfolios totaling $688.0 million at March 31, 2010 have decreased approximately $109,000 from $688.1 million at the end of the prior year ended June 30, 2009.

Non-mortgage-backed securities classified as available for sale decreased by $160,000 to $29.4 million at March 31, 2010 from $29.5 million at December 31, 2009.  The decrease in the portfolio was primarily attributable to principal repayments partially offset by an increase in the fair value of the portfolio.  The net unrealized loss for this portfolio was reduced by $59,000 to $1,655,000 at March 31, 2010 from $1,714,000 at December 31, 2009.  Non-mortgage-backed securities classified as held to maturity increased by $200.0 million to $265.0 million at March 31, 2010 from $65.0 million at December 31, 2009.  The increase in the portfolio during the quarter was fully attributable to the purchase of fixed rate, callable agency debentures with final stated maturities of five years or less. Based on its evaluation, management has concluded that no other-than-temporary impairment is present within either segment of the non-mortgage backed securities portfolio at March 31, 2010.

Coupled with the related activity from the prior quarters of fiscal 2010, the combined balances of the Company’s non-mortgage-backed securities portfolios totaling $294.4 million at March 31, 2010  have increased approximately $266.4 million from $28.0 million at the end of the prior year ended June 30, 2009.

Deposits

Deposits increased $46.5 million to $1.54 billion at March 31, 2010 from $1.50 billion at December 31, 2009  As noted earlier, management continued to adhere to a disciplined deposit pricing policy during the reporting period.  Nevertheless, growth was reported across all categories of interest-bearing deposits.  For the quarter ended March 31, 2010, interest-bearing demand deposits increased $17.7 million to $217.0 million, savings deposits increased $7.8 million to $324.0 million and certificates of deposit increased $21.6 million to $947.2 million.  Non-interest-bearing demand deposits decreased $616,000 to $55.4 million during the current quarter.

Coupled with the related activity from the prior quarters of fiscal 2010, the balance of the Company’s deposits has increased approximately $122.4 million from $1.42 billion at the end of the prior year ended June 30, 2009.  The growth in deposits during the nine months ended March 31, 2010 included an increase in the balance of non-interest-bearing deposits totaling $4.2 million coupled with an increase in total interest-bearing deposits of $118.2 million.  Depositors have generally been lengthening the maturities of their time deposits, particularly by transferring maturing certificates of deposit to accounts with new maturities of greater than 12 months to improve yield.  Certificates of deposit with maturities of greater than 12 months increased by $66.6 million to $231.0 million at March 31, 2010 from $164.4 million at June 30, 2009 with such balances representing 24.4% and 18.2% of total certificates of deposit at the close of each period, respectively.

Federal Home Loan Bank Advances

As a result of the Bank’s strong liquidity position, there were no additional borrowings drawn during the first three quarters of fiscal 2010.  Moreover, no borrowings matured during those same periods.  Consequently, the balance of FHLB advances remained unchanged at $210.0 million at March 31, 2010 from the prior quarter ended December 31, 2009 and the prior fiscal year ended June 30, 2009.

Stockholders’ Equity and Capital Management

During the quarter ended March 31, 2010, stockholders’ equity increased $1.5 million to $482.0 million from $480.5 million at December 31, 2009.  The increase was attributable, in part, to quarterly net income of $1.9 million, increases to paid-in-capital totaling $1.3 million attributable primarily to benefit plan related adjustments and $364,000 of Employee Stock Ownership Plan shares earned.  The increase in stockholders’ equity also reflects a $255,000 increase in accumulated other comprehensive income resulting primarily from additional unrealized gain on the available for sale securities portfolios.  Partially offsetting these factors was a $1.4 million increase in treasury stock resulting from the repurchase of 139,800 shares of the Company’s common stock as well as an $843,000 cash dividend to shareholders.

At March 31, 2010, the Company’s total equity to asset ratio was 21.4% while the equity to assets ratio of the Bank was 20.3%.  As of that same date, the Bank’s ratio of tangible equity to tangible assets was 16.9% while its Tier 1 (Core) Capital and Total (Risk-based) Capital to risk-weighted assets ratios were 37.7% and  38.1%, respectively, far in excess of the 6.0% and 10.0% levels, respectively, required by the Office of Thrift Supervision to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time.  The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	At
	March 31,	December 31,	June 30,
	2010	2009	2009
Selected Balance Sheet Data:
Assets	$2,251,900	$2,203,237	$2,124,921
Cash and cash equivalents	106,685	202,520	211,525
Securities available for sale	29,381	29,541	28,027
Securities held to maturity	265,000	65,000	0
Allowance for loan losses	(8,298)	(7,374)	(6,434)
Net loans receivable	1,001,025	1,021,705	1,039,413
Mortgage-backed securities available for sale	684,534	717,654	683,785
Mortgage-backed securities held to maturity	3,463	3,677	4,321
Goodwill	82,263	82,263	82,263
Deposits	1,543,557	1,497,021	1,421,201
Federal Home Loan Bank advances	210,000	210,000	210,000
Total stockholders' equity	482,005	480,486	476,720
Consolidated Capital Ratios:
Equity to assets at period end	21.40%	21.81%	22.43%
Tangible equity to tangible assets at period end (1)	18.08%	18.43%	18.98%
Share Data:
Outstanding shares	68,838,500	68,978,300	69,241,600
Closing price as reported by NASDAQ	$10.43	$10.07	$11.44
Book value per share	$7.00	$6.97	$6.88
Tangible book value per share (1)	$5.65	$5.62	$5.58
Asset Quality Ratios:
Non-performing loans to total loans	1.84%	1.88%	1.26%
Non-performing assets to total assets	0.84%	0.90%	0.62%
Allowance for loan losses to total loans	0.82%	0.72%	0.62%
Allowance for loan losses to non-performing loans	44.64%	38.02%	48.92%
(1) Tangible equity equals total stockholders' equity reduced by goodwill, core deposit intangible assets and accumulated other comprehensive income.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	For the Three Months Ended			For the Nine Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2010	2009	2009	2010	2009
Summary of Operations:
Interest income	$23,284	$23,655	$24,248	$70,095	$74,325
Interest expense	8,518	9,263	10,772	27,684	33,937
Net interest income	14,766	14,392	13,476	42,411	40,388
Provision for loan losses	891	605	208	2,354	317
Net interest income after provision for loan losses	13,875	13,787	13,268	40,057	40,071
Noninterest income, excluding loss on securities	563	570	588	1,751	2,047
Loss on securities	(53)	(55)	(570)	(206)	(985)
Noninterest expense	11,197	11,171	10,954	33,385	32,125
Income before taxes	3,188	3,131	2,332	8,217	9,008
Provision for income taxes	1,324	1,290	1,028	3,417	3,730
Net income	$1,864	$1,841	$1,304	$4,800	$5,278
Per Share Data:
Net income per share - basic	$0.03	$0.03	$0.02	$0.07	$0.08
Net income per share - diluted	$0.03	$0.03	$0.02	$0.07	$0.08
Weighted average number of common shares
outstanding - basic (in thousands)	67,875	68,015	68,485	67,989	68,843
Weighted average number of common shares
outstanding - diluted (in thousands)	67,875	68,015	68,485	67,989	68,843
Cash dividends per share (1)	$0.05	$0.05	$0.05	$0.15	$0.15
Dividend payout ratio (2)	45.2%	62.1%	66.7%	59.1%	50.3%
(1) Represents dividends declared per common share.
(2) Represents dividends declared, excluding dividends waived by Kearny MHC, divided by net income.

	For the Three Months Ended			For the Nine Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2010	2009	2009	2010	2009
Average Balances:
Loans receivable	$1,018,748	$1,043,412	$1,072,911	$1,037,703	$1,069,665
Mortgage-backed securities:
Mortgage pass-through securities	684,863	701,664	680,214	679,180	697,300
Collateralized mortgage obligations	4,229	4,426	5,046	4,428	3,516
Total mortgage-backed securities	689,092	706,090	685,260	683,608	700,816
Non-mortgage-backed securities:
Tax exempt securities	18,126	18,153	18,168	18,149	18,189
Taxable securities	141,932	53,429	13,777	69,259	16,407
Total non-mortgage-backed securities	160,058	71,582	31,945	87,408	34,596
Other interest-earning assets	155,010	159,778	117,279	170,664	97,610
Total interest earning assets	2,022,908	1,980,862	1,907,395	1,979,383	1,902,687
Non-interest-earning assets	194,958	207,936	180,024	206,370	164,577
Total assets	$2,217,866	$2,188,798	$2,087,419	$2,185,753	$2,067,264
Interest-bearing deposits
Interest-bearing checking	200,596	185,909	157,113	185,745	155,393
Savings and clubs	319,202	310,043	289,622	311,102	292,022
Certificates of deposit	935,664	926,123	887,931	926,337	864,087
Total interest-bearing deposits	$1,455,462	$1,422,075	$1,334,666	$1,423,184	$1,311,502
Federal Home Loan Bank advances	210,000	210,000	214,556	210,000	216,763
Total interest-bearing liabilities	1,665,462	1,632,075	1,549,222	1,633,184	1,528,265
Non-interest-bearing liabilities	72,319	75,558	65,496	73,606	67,816
Stockholders' equity	480,085	481,165	472,701	478,963	471,183
Total liabilities and stockholders' equity	$2,217,866	$2,188,798	$2,087,419	$2,185,753	$2,067,264
Average interest-earning assets to average
interest-bearing liabilities	121.46%	121.37%	123.12%	121.20%	124.50%

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Nine Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2010	2009	2009	2010	2009
Performance ratios:
Yield on average:
Loans receivable	5.67%	5.65%	5.68%	5.66%	5.71%
Mortgage-backed securities	4.34%	4.58%	5.02%	4.56%	5.07%
Non-mortgage-backed securities:
Tax exempt securities	3.47%	3.48%	3.48%	3.48%	3.49%
Taxable securities	2.78%	3.40%	2.45%	2.89%	2.76%
Total non-mortgage-backed securities	2.86%	3.42%	3.04%	3.01%	3.14%
Other interest-earning assets	0.56%	0.54%	0.60%	0.52%	1.52%
Total interest-earning assets	4.60%	4.78%	5.09%	4.72%	5.21%
Cost of average:
Interest-bearing checking	1.13%	1.15%	1.30%	1.14%	1.42%
Savings and clubs	1.01%	1.04%	1.04%	1.03%	1.05%
Certificates of deposit	2.19%	2.53%	3.34%	2.52%	3.63%
Interest-bearing deposits	1.78%	2.02%	2.60%	2.01%	2.79%
Federal Home Loan Bank advances	3.87%	3.95%	3.90%	3.92%	3.97%
Total interest-bearing liabilities	2.05%	2.27%	2.78%	2.26%	2.96%
Net interest rate spread (1)	2.55%	2.51%	2.31%	2.46%	2.25%
Net interest margin (2)	2.92%	2.91%	2.83%	2.86%	2.83%
Noninterest income to average assets	0.09%	0.09%	0.00%	0.09%	0.07%
Noninterest expense to average assets	2.02%	2.04%	2.10%	2.04%	2.07%
Efficiency ratio	73.30%	74.93%	81.18%	75.95%	77.50%
Return on average assets	0.34%	0.34%	0.25%	0.29%	0.34%
Return on average equity	1.55%	1.53%	1.10%	1.34%	1.49%
(1) Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.
(2) Net interest income divided by average interest-earning assets.